KalVista Pharmaceuticals Reports Fiscal Third Quarter Results

– Enrollment Ongoing for a Phase 2 Clinical Trial of KVD001 in Diabetic Macular Edema (“DME”) and a Phase 1 Clinical Trial for the Second Candidate in the Oral Hereditary Angioedema (“HAE”) Portfolio –

Cambridge, MA, March 16, 2018 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today reported operational and financial results for the fiscal third quarter ended January 31, 2018.

“We are pleased to have the second candidate from our oral hereditary angioedema portfolio in a Phase 1 trial as we continue to pursue a best-in-class therapy,” said Andrew Crockett, Chief Executive Officer of KalVista. “Our diabetic macular edema compound KVD001 is enrolling in a Phase 2 clinical trial for which we expect to see data in the second half of 2019. The cash position of KalVista continues to be sufficient to reach data readouts in both of these ongoing trials.”

Recent Business Highlights:

●

Announced initiation of two clinical trials: A Phase 2 proof-of-concept clinical trial evaluating the safety, tolerability, and efficacy of KVD001 as a treatment for DME, as well as a Phase 1 trial for KVD900, the second clinical candidate in the HAE portfolio. KalVista also intends to bring at least one additional HAE drug candidate to the clinic before the end of 2018.

●	KalVista’s Chief Scientific Officer, Edward Feener, Ph.D., presented at The International Symposium on Ocular Pharmacology and Therapeutics (ISOPT) on March 2, 2018, in Tel-Aviv, Israel.

Upcoming Events:

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Presenting “A Novel Oral Plasma Kallikrein (PKal) Inhibitor KV123833 Blocks VEGF-Mediated Retinal Vascular Hyperpermeability in a Murine Model of Retinal Edema,” at The Association for Research in Vision and Ophthalmology (ARVO) on May 1, 2018, in Honolulu, Hawaii.

Fiscal Third Quarter Financial Results:

•

Revenue: Revenue was $2.3 million for the three months ended January 31, 2018, compared to $0.2 million for the same period in 2017. The increase in revenue is primarily due to revenue recognized from the Merck option agreement.

•

R&D Expenses: Research and development expenses were $4.5 million for the three months ended January 31, 2018, compared to $3.3 million for the same period in 2017. The increase in R&D expense is due to an overall increase in research activities, primarily driven by the KVD001 Phase 2 trial as well as spending on our other development programs.

•

G&A Expenses: General and administrative expenses were $2.1 million for the three months ended January 31, 2018, compared to $5.0 million for the same period in 2017. The decrease was primarily due to a $2.1 million decrease in professional fees and $0.7 million of severance and payroll expenses related to the share purchase transaction with Carbylan Therapeutics, Inc. in the prior year.
•

Net Loss: Net loss was $5.2 million, or $(0.49) per basic and diluted share for the three months ended January 31, 2018, compared to a net loss of $7.6 million, or $(1.03) per basic and diluted share, for the same period in 2017.

•	Cash: Cash and cash equivalents were $58.7 million as of January 31, 2018.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors, and is advancing multiple drug candidates into Phase 1 clinical trials for HAE. KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, has successfully completed its first‑in‑human study in patients with DME and began a Phase 2 clinical trial in 2017.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding, our cash runway and future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the annual report on Form 10-K filed on July 27, 2017, our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

KalVista Pharmaceuticals Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	January 31,	April 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$58,678	$30,950
Research and development tax credit receivable	4,989	2,250
Grants and other receivables	40	297
Prepaid expenses and other current assets	2,003	701
Total current assets	65,710	34,198

Other assets	173	50
Property and equipment, net	774	97
Total assets	$66,657	$34,345

Liabilities and Stockholders' Equity

Accounts payable	$1,575	$1,153
Accrued expenses	2,290	1,865
Deferred revenue - current portion	19,996	-
Capital lease liability - current portion	222	-
Total current liabilities	24,083	3,018
Long-term liabilities:
Deferred revenue - net of current portion	13,889	-
Capital lease liability, net of current portion	117	-
Total long-term liabilities	14,006	-
Stockholders’ equity
Common stock, $0.001 par value	11	10
Additional paid-in capital	99,696	89,815
Accumulated deficit	(71,003)	(55,855)
Accumulated other comprehensive loss	(136)	(2,643)
Total stockholders’ equity	28,568	31,327
Total liabilities and stockholders' equity	$66,657	$34,345

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2018	2017	2018	2017

Revenue	$2,331	$248	$3,554	$1,390
Operating expenses:
Research and development	4,548	3,339	12,385	9,670
General and administrative	2,129	5,026	6,905	8,973
Total operating expenses	6,677	8,365	19,290	18,643
Operating loss	(4,346)	(8,117)	(15,736)	(17,253)

Other income (expense):
Interest income	14	7	17	31
Foreign currency exchange gain (loss)	(1,887)	(195)	(1,836)	1,511
Other income	985	661	2,407	1,310
Total other income	(888)	473	588	2,852
Net loss	$(5,234)	$(7,644)	$(15,148)	$(14,401)

Net loss per share to common stockholders, basic and diluted	$(0.49)	$(1.03)	$(1.49)	$(5.50)

Weighted average common shares outstanding, basic and diluted	10,788,556	7,657,874	10,168,520	3,013,073

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended
	January 31
	2018	2017

Cash Flows from Operating Activities
Net loss	$(15,148)	$(14,401)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	129	29
Stock-based compensation	779	228
Foreign currency remeasurement (gain) loss	(500)	(1,464)
Changes in operating assets and liabilities:
Research and development tax credit receivable	(2,383)	(1,303)
Prepaid expenses and other current assets	(1,206)	(689)
Grants and other receivables	281	36
Other assets	(123)	-
Accounts payable	548	(1,957)
Accrued expenses	332	(1,560)
Deferred revenue	33,804	-
Net cash provided by (used in) operating activities	16,513	(21,081)

Cash Flows from Investing Activities
Cash acquired in transaction	-	34,139
Acquisition of property and equipment	(343)	(67)
Net cash provided by (used in) investing activities	(343)	34,072

Cash Flows from Financing Activities
Capital lease principal payments	(101)	-
Issuance of common stock	9,100	2
Net cash from financing activities	8,999	2
Effect of exchange rate changes on cash	2,559	(1,259)
Net increase in cash and cash equivalents	27,728	11,734
Cash and cash equivalents, beginning of period	30,950	21,764
Cash and cash equivalents, end of period	$58,678	$33,498